Exhibit (o)(3)

FORM OF
MULTIPLE CLASS OF SHARES PLAN
FOR
FIDELITY ADVISOR SERIES II:
FIDELITY ADVISOR MORTGAGE SECURITIES FUND

DATED _____________

  This Amended and Restated Multiple Class of Shares Plan (the "Plan"), when effective in accordance with its provisions, shall be the written plan contemplated by Rule 18f-3 under the Investment Company Act of 1940 (the "1940 Act") for Fidelity Advisor Mortgage Securities Fund (the "Fund") of the Fidelity Trust (the "Trust") as listed on Schedule I to this Plan.

1. Classes Offered. The Fund may offer up to five classes of its shares: Class A, Class T, Class B, Institutional Class, and Initial Class (each, a "Class").

2. Distribution and Shareholder Service Fees. Distribution fees and/or shareholder service fees shall be calculated and paid in accordance with the terms of the then-effective plan pursuant to Rule 12b-l under the 1940 Act for the applicable class. Distribution and shareholder service fees currently authorized are as set forth in
Schedule I to this Plan.

3. Conversion Privilege. After a maximum holding period of seven years from the initial date of purchase, Class B shares convert automatically to Class A shares of the same Fund. Simultaneously, a portion of the Class B shares purchased through the reinvestment of Class B dividends or capital gains distributions ("Dividend Shares") will also convert to Class A shares. The portion of Dividend Shares that will convert at that time is determined by the ratio of converting Class B non-Dividend Shares held by a shareholder to that shareholder's total Class B non-Dividend Shares. All conversions pursuant to this paragraph 3 shall be made on the basis of the relative net asset values of the two classes, without the imposition of any sales load, fee, or other charge.

4.  Exchange Privileges.

 Class A: Shares of Class A may be exchanged for shares of (i) any other Fidelity Advisor Fund: Class A; (ii) Treasury Fund: Daily Money Class; (iii) Prime Fund: Daily Money Class; and (iv) Tax-Exempt Fund:
Daily Money Class.

 Class T: Shares of Class T may be exchanged for shares of (i) any other Fidelity Advisor Fund: Class T; (ii) Treasury Fund: Daily Money Class; (iii) Prime Fund: Daily Money Class; and (iv) Tax-Exempt Fund:
Daily Money Class.

 Class B: Shares of Class B may be exchanged for shares of (i) any other Fidelity Advisor Fund: Class B; and (ii) Treasury Fund: Advisor B Class.

 Institutional Class: Shares of Institutional Class may be exchanged for shares of (i) any other Fidelity Advisor Fund: Institutional
Class; and (ii) any Fidelity Retail Fund offering an exchange privilege to other Fidelity Retail Funds.

 Initial Class: Shares of Initial Class may be exchanged for shares of
(i) Institutional Class of the same fund; and (ii) any Fidelity Retail Fund offering an exchange privilege to other Fidelity Retail Funds.

5. Allocations. Income, gain, loss and expenses shall be allocated under this Plan as follows:

 A. Class expenses: The following expenses shall be allocated exclusively to the applicable specific class of shares: (i) distribution and shareholder service fees; and (ii) transfer agent fees.

 B. Fund Income, Gain, Loss and Expenses: Income, gain, loss and expenses not allocated to specific classes as specified above shall be charged to the Fund and allocated daily to each class in a manner consistent with Rule 18f-3(c)(1)(iii).

6. Voting Rights. Each class of shares governed by this Plan (i) shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement; and (ii) shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

7. Effective Date of Plan. This Plan shall become effective upon approval by a vote of at least a majority of the Trustees of the Trust, and a majority of the Trustees of the Trust who are not "interested persons" of the Trust, which vote shall have found that this Plan as proposed to be adopted, including expense allocations, is in the best interests of each class individually and of the Fund as a whole; or upon such other date as the Trustees shall determine.

8. Amendment of Plan. Any material amendment to this Plan shall become effective upon approval by a vote of at least a majority of the Trustees of the Trust, and a majority of the Trustees of the Trust who are not "interested persons" of the Trust, which vote shall have found that this Plan as proposed to be amended, including expense allocations, is in the best interests of each class individually and of the Fund as a whole; or upon such other date as the Trustees shall determine.

9. Severability. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

10. Limitation of Liability. Consistent with the limitation of shareholder liability as set forth in the Trust's Declaration of Trust or other organizational document, any obligations assumed by the Fund or any class thereof, and any agreements related to this Plan shall be limited in all cases to the Fund and its assets, or class and its assets, as the case may be, and shall not constitute obligations of any other Fund or class of shares. All persons having any claim against the Fund, or any class thereof, arising in connection with this Plan, are expressly put on notice of such limitation of shareholder liability, and agree that any such claim shall be limited in all cases to the Fund and its assets, or class and its assets, as the case may be, and such person shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Trust, class or Fund; nor shall such person seek satisfaction of any such obligation from the Trustees or any individual Trustee of the Trust.

SCHEDULE I DATED _____________ TO MULTIPLE CLASS OF SHARES PLAN FOR FIDELITY ADVISOR MORTGAGE SECURITIES FUND DATED _________________

                                                                             SHAREHOLDER SERVICE FEE
FUND/CLASS                   SALES CHARGE         DISTRIBUTION FEE (AS A     (AS A PERCENTAGE OF AVERAGE
                                                  PERCENTAGE OF AVERAGE NET  NET ASSETS)
                                                  ASSETS)

Fidelity Advisor Series II:
Fidelity Advisor Mortgage
Securities Fund:
 ("Initial Class")           none                 none                       none
 Class A                     front-end            0.15                       none
 Class T                     front-end            0.25                       none
 Class B                     contingent deferred  0.65                       0.25
 Institutional Class         none                 none                       none
